--------------------------------------------------------------------------------

                                   Exhibit 2.1

                           Articles of Incorporation:
                    DP Charters, Inc., a Nevada Corportation

--------------------------------------------------------------------------------

                                                                        Exh. 2.1

             FILED
     IN THE OFFICE OF THE
   SECRETARY OF STATE OF THE
        STATE OF NEVADA

          DEC 18 1997
         No. C28451-97
      ------------------
        /s/ Dean Heller
DEAN HELLER, SECRETARY OF STATE

                            ARTICLES OF INCORPORATION

                                       OF

                                DP Charters, Inc.

     Article I. The name of the Corporation is DP Charters, Inc.

     Article II. Its principal and registered office in the State of Nevada is 774 Mays Boulevard, Suite 10, Incline Village NV 89451. The initial registered agent for services of process at tat address is N&R Ltd. Group, Inc. a Nevada Corporation.

     Article III. The purposes for which the corporation is organized are to engage in any activity or business not in conflict wit the laws of the State of Nevada or of the United States of America. The period of existence of the corporation shall be perpetual.

     Article IV. The corporation shall have authority to issue an aggregate of One Hundred Million (100,000,000) shares of common voting equity stock of par value one mil ($0.00 1) per share, and no other class or classes of stock, for a total capitalization of $100,000. The corporation's capital stock may be sold from time to time for such consideration as may be fixed by the Board of Directors, provided that no consideration so fixed shall be less than par value.

     Article V. No shareholder shall be entitled to any preemptive or preferential fights to subscribe to any unissued stock or any other securities which the corporation may now or hereafter be authorized to issue, nor shall any shareholder possess cumulative voting rights at any shareholders meeting, for the purpose of electing Directors, or otherwise.

     Article VI. The affairs of the corporation shall be governed by a Board of Directors of not less than one (1) nor more than (7) persons. The Incorporator WILLIAM STOCKER ATTORNEY AT LAW, 219 Broadway Suite 261, Laguna Beach CA 92651 shall serve as sole initial director.

     Article VII. The Capital Stack, after the amount of the subscription price or par value, shall not be subject to assessment to pay the debts of the corporation, and no stock issued, as paid up, shall ever be assessable or assessed.

     Article VIII. The initial By-laws of the corporation shall be adopted by its Board of Directors. The power to alter, amend or repeal the By-laws, or adopt new By-laws, shall be vested in the Board of Directors, except as otherwise may be specifically provided in the By-laws.

     Article LX. The name and address of the Incorporator (Initial Director) of the corporation is WILLIAM STOCKER ATTORNEY AT LAW, 219 Broadway Suite 261, Laguna Beach CA 92651.

                                                    ARTICLES OF INCORPORATION OF
                                                               DP Charters, Inc.
                                                        December 16, 1997 Page 2

     I THE UNDERSIGNED, being the Incorporator hereinbefore named for the purpose of forming a corporation pursuant the General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have set my hand hereunto this Day, December 16, 1997.


                               /s/ WILLIAM STOCKER

                                 WILLIAM STOCKER
                                 ATTORNEY AT LAW
                                  INCORPORATOR